Exhibit 99.1

Omrix Biopharmaceuticals, Inc. 1120 Avenue of the Americas, 4th Floor, New York, NY 10036 Main: (212) 887-6500 www.omrix.com
Omrix Biopharmaceuticals Announces Third Quarter 2008 Financial Results
New York, NY, November 6, 2008 — Omrix Biopharmaceuticals, Inc. (“Omrix” or the “Company”) (NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, today announced financial results for the third quarter ended September 30, 2008:
•	Third quarter 2008 total revenues were $21.3 million, a 34% increase, from $15.8 million in the third quarter of 2007.

•	Third quarter 2008 product sales were $19.6 million, a 40% increase, from $14.0 million in the third quarter of 2007.

•	Third quarter 2008 biosurgical product sales were $9.5 million, a 40% increase, from $6.8 million in the third quarter of 2007.

•	Third quarter 2008 passive immunotherapy product and byproduct sales were $10.1 million, a 40% increase, from $7.2 million in the third quarter of 2007.

•	Third quarter operating income was $3.5 million, or 17% of total revenues and a 52% increase, from $2.3 million, or 15% of total revenues, in the third quarter of 2007.

•	Third quarter 2008 net income was $3.6 million, or $0.21 per share on a diluted basis, from $3.7 million, or $0.21 per share on a diluted basis, in the third quarter of 2007.
New Events:
•	Preliminary results from the Phase I/II study for Adhexil, the Company’s anti-adhesion product candidate, demonstrate positive safety and efficacy data. These results will be discussed in more detail during the financial results conference call (please see “Conference Call Information” below).

•	Approval of the Company’s clinical trial application, or CTA, by the United Kingdom’s MHRA (Medicines & Healthcare products Regulatory Agency) to conduct a pivotal clinical study evaluating the safety and efficacy of the Fibrin Pad in soft tissue severe bleeding.
Recent Events:
•	Announced interim results from its U.S. Phase II clinical trial evaluating the safety and hemostatic effectiveness of the Company’s Fibrin Pad product candidate as an adjunct to control mild to moderate soft tissue bleeding during abdominal, retroperitoneal, pelvic, and thoracic surgery. Interim analysis at 90 patients, which were randomized 2:1 Fibrin Pad to SURGICEL, indicated that the Fibrin Pad was superior to SURGICEL in the primary efficacy endpoint, which measured the proportion of subjects achieving hemostatic success at 4 minutes after randomization with no re-bleeding requiring treatment during a subsequent 6-minute observation period.

•	Received approval for EVICEL™ Fibrin Sealant (Human) from the European Medicines Agency (EMEA) as a supportive treatment in surgery where standard surgical techniques are insufficient and for the improvement of hemostasis and as suture support for hemostasis in vascular surgery. With an EMEA approval, EVICEL is licensed for marketing in the 27 countries of the European Union, or EU. Per the terms of Omrix’ and ETHICON’s supply and distribution agreement, ETHICON has the marketing rights for the EU.
“We are pleased to report solid financial results, including record quarterly total revenues and product sales,” stated Robert Taub, Chief Executive Officer. “In particular, biosurgery recorded the best product sales quarter to date as a result of volume increases. We remain committed to growing our biosurgery franchise and are

Omrix Biopharmaceuticals, Inc. 1120 Avenue of the Americas, 4th Floor, New York, NY 10036 Main: (212) 887-6500 www.omrix.com encouraged by the continued market penetration of our commercialized products. In addition, our business is beginning to show the benefits of economies of scale as evidenced by an improvement in our operating margins in the third quarter. We have reinvested the cash generated from our operations in capital expenditures to support the future growth of our business.”
Third Quarter 2008 Financial Results
Total revenues for the third quarter of 2008 increased to $21.3 million, a 35% increase, from $15.8 million in the third quarter of 2007.
Total product sales for the third quarter of 2008 increased to $19.6 million ($9.5 million from biosurgery products, $8.4 million from immunotherapy products and $1.7 million from immunotherapy byproducts), a 40% increase from $14.0 million ($6.8 million from biosurgery products, $7.2 million from immunotherapy products and $0.0 from immunotherapy byproducts) in the comparable quarter of 2007. Biosurgery product sales increased 40% primarily due to increased unit sales of Evicel and Evithrom. Passive immunotherapy product and byproduct sales also increased by 40% primarily due to byproduct sales and an increase in unit sales and unit price of Omrigam.
Gross profit for the third quarter of 2008 was $9.1 million, or 43% of total revenues, compared to $6.3 million, or 40% of total revenues, in the corresponding quarter of 2007. Gross profit was favorably impacted by increased production and sales volumes and unfavorably impacted by raw material price increases and the decline in value of the U.S. dollar versus the New Israeli Shekel.
Research and development, including clinical and regulatory, expenses increased to $1.6 million in the third quarter of 2008, a 73% increase, from $0.9 million in the third quarter of 2007. This increase was driven by an increase in personnel and in expenses mainly related to the development of Adhexil, the Company’s adhesion prevention product candidate, and other proprietary products, for which Omrix currently retains full rights.
Selling, marketing, general and administrative expenses, or SG&A, in the third quarter of 2008 increased to $4.0 million, a 31% increase, compared to $3.0 million in the third quarter of 2007. Third quarter 2008 SG&A expenses include a $0.3 million reversal of a non-recurring accrual resulting from the signing of a sub-lease agreement for the German office. Excluding this non-recurring expense, SG&A in the third quarter of 2008 would have been $4.3 million, a 40% increase, when compared to $3.0 million in the third quarter of 2007. This increase was mainly driven by a $0.6 million increase in salaries and related expenses and costs for the Jerusalem plant of $0.4 million.
Operating income in the third quarter of 2008 increased to $3.5 million, a 52% increase, compared to $2.3 million in the third quarter of 2007. This increase was mainly driven by increased production volumes, total revenues, and gross profit. This increase was partially offset by the decline in value of the U.S. dollar versus the New Israeli Shekel and higher operating expenses.
Financial income, net includes interest income, banking charges and amounts generated by exchange rate fluctuations. In the third quarter of 2008, financial income, net amounted to $0.3 million, including interest income of $0.5 million and foreign exchange losses of $0.2 million compared to a total of $1.4 million, including interest income of $1.0 million and exchange gains of $0.4 million in the third quarter of 2007. The lower interest income mainly reflects lower interest rates on our cash and investments.
In 2008, Omrix’s Israeli subsidiary began to accrue income taxes as it has fully utilized all of its tax-loss carry-forwards. As it also receives tax benefits under the approved and privileged enterprise status and as a “foreign investors’ company”, a significant portion of its taxable income enjoys a reduced tax rate in 2008. As a result, in 2008, the Company expects its effective income tax rate to be approximately 10%.

Omrix Biopharmaceuticals, Inc. 1120 Avenue of the Americas, 4th Floor, New York, NY 10036 Main: (212) 887-6500 www.omrix.com
Net income for the third quarter of 2008 was $3.6 million, or $0.21 per share on a diluted basis, compared to $3.7 million, or $0.21 per share on a diluted basis, in the third quarter of 2007.
Cash, cash equivalents and short-term investments totaled $80.6 million. As of September 30, 2008, the Company had 17,121,398 shares of common stock outstanding.
Full Year 2008 Guidance
The Company is reiterating its previously issued total product sales guidance, which was increased on October 20, 2008 to between $70.0 and $72.0 million from $68.0 million to $71.0 million, an expected annualized growth of between approximately 35% and 39%, respectively, when compared with 2007 product sales of $51.9 million. The Company is also reiterating that in 2008 it expects an increase in biosurgery product sales of approximately 75% when compared to 2007. Accordingly, the Company expects biosurgery product sales in the fourth quarter of 2008 to be $9.9 million. In addition, the Company is raising its previously issued guidance for immunotherapy product and byproduct sales to approximately $36.0 to $38.0 million from $34.0 to $35.0 million for the full year 2008.
Upcoming Milestones
The Company anticipates the following upcoming milestones:
•	Complete enrollment of 130 patients, of which 90 were enrolled as of September 22, 2008, in the U.S. mild to moderate Phase II clinical trial of the Fibrin Pad in late 2008/early 2009; and

•	Obtain approval of Hepatitis B Immunoglobulin (HBIG) in Sweden.
Conference Call Information
Omrix will host a conference call to discuss these financial results today, Thursday, November 6, 2008, at 8:00 a.m. Eastern Time. To access the live telephonic broadcast, U.S. callers should dial (866) 825-1709; international callers may dial (617) 213-8060 and provide confirmation code 60018854. A live audio webcast of the call will be available via the Investor Relations’ section of the Company’s website at www.omrix.com. Participants are urged to log on to the website 15 minutes prior to the scheduled start time to download and install any necessary software.
An audio replay of the conference call will be available from 10:00 am ET on Thursday, November 6, 2008 through Thursday, November 13, 2008 by dialing (888) 286-8010 from the U.S. or (617) 801-6888 when calling internationally, and entering confirmation code 83921144. The audio webcast will be available on the company’s website, www.omrix.com, for 30 days.
About Omrix Biopharmaceuticals, Inc.
Omrix is a fully integrated biopharmaceutical company that develops, manufactures and markets protein-based biosurgery and passive immunotherapy products. Omrix’ biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.
Safe Harbor Statement
This news release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the

Omrix Biopharmaceuticals, Inc. 1120 Avenue of the Americas, 4th Floor, New York, NY 10036 Main: (212) 887-6500 www.omrix.com
Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 17, 2008, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.
Contact:
Francesca M. DeMartino
Senior Director, Investor Relations
Omrix Biopharmaceuticals, Inc.
(212) 887-6510; francesca.demartino@omrix.com

Omrix Biopharmaceuticals, Inc. 1120 Avenue of the Americas, 4th Floor, New York, NY 10036 Main: (212) 887-6500 www.omrix.com

Consolidated Balance Sheets (Unaudited)
(USD$ in thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$47,347	$25,885
Short-term investments	33,217	55,020
Trade receivables, net of allowance for doubtful accounts of $18 and $38, respectively	26,517	23,052
Prepaid expenses and other current assets	1,138	1,624
Inventory	19,560	20,498

Current assets	127,779	126,079

Property, plant and equipment, net	24,806	14,905
Long-term investments	1,116	1,211
Long-term receivables	480	1,563
Other assets, net	1,157	1,526

Total assets	$155,338	$145,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accruals:
Trade	$8,214	$7,466
Other	8,501	8,229

Current liabilities	16,715	15,695

Deferred revenues	8,245	9,789
Other long-term liabilities	1,218	1,187

Long-term liabilities	9,463	10,976

Common stock of $0.01 par value —
Shares authorized: September 30, 2008 — 43,636,364; December 31, 2007 — 43,636,364
Shares issued: September 30, 2008 — 17,128,282; December 31, 2007 — 17,000,472
Shares outstanding: September 30, 2008 — 17,121,398; December 31, 2007 — 16,993,347	171	170
Preferred stock of $0.01 par value —
Shares authorized: September 30, 2008 — 7,272,727; December 31, 2007 — 7,272,727
Shares issued and outstanding: September 30, 2008 and December 31, 2007 — None	—	—
Additional paid-in capital	180,433	177,955
Treasury stock, at cost (September 30, 2008 — 7,125 ; December 31, 2007 — 7,125 shares)	(44)	(44)
Accumulated other comprehensive loss	(3,007)	(2,394)
Accumulated deficit	(48,393)	(57,074)

Stockholders’ equity	129,160	118,613

Total liabilities and stockholders’ equity	$155,338	$145,284

Omrix Biopharmaceuticals, Inc. 1120 Avenue of the Americas, 4th Floor, New York, NY 10036 Main: (212) 887-6500 www.omrix.com
Consolidated Statements of Operations (Unaudited)
(USD$ in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Product sales	$19,564	$14,003	$52,862	$34,361
Development services and grants	1,687	1,824	5,293	6,793

Total revenues	21,251	15,827	58,155	41,154

Cost of revenues:
Product sales	11,027	8,221	29,957	20,982
Development services and grants	1,159	1,353	3,501	4,307

Total cost of revenues	12,186	9,574	33,458	25,289

Gross profit	9,065	6,253	24,697	15,865

Research and development, clinical and regulatory expenses	1,582	916	5,128	3,098
Selling, marketing, general and administrative expenses	3,958	3,021	13,021	8,608

Operating income	3,525	2,316	6,548	4,159

Financial income, net	323	1,398	2,671	3,570
Other income	—	—	211	904

Income before income taxes	3,848	3,714	9,430	8,633
Provision for income taxes	250	0	750	0

Net income	$3,598	$3,714	$8,680	$8,633

Net income per share — Basic net income per share of common stock	$0.21	$0.22	$0.51	$0.51

Diluted net income per share of common stock	$0.21	$0.21	$0.50	$0.50

Weighted average number of shares of common stock outstanding during the period used to compute basic net income per share	17,124,630	16,917,390	17,118,195	16,853,915

Weighted average number of shares of common stock outstanding during the period used to compute diluted net income per share	17,321,273	17,301,538	17,303,262	17,307,443

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